Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form type)

Shimmick Corporation

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)(4)	4,340,270(2)	$1.26(4)	$5,468,740.20	0.00014760	$807.19

Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)(4)	3,549,362(3)	$7.00(4)	$24,845,534.00	0.00014760	$3,667.21

Total Offering Amounts					$30,314,274.20		$4,474.40

Total Fees Previously Paid							—

Total Fee Offsets(5)							—

Net Fee Due							$4,474.40

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, par value $0.01 per share (the “common stock”), of Shimmick Corporation (the “Registrant”) that become issuable under the SCCI National Holdings, Inc. 2021 Stock Plan (the “2021 Plan”) or the Shimmick Corporation 2023 Equity Incentive Plan (the “2023 Plan” and together with the 2021 Plan, the “Plans”) by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of common stock.

(2)	Represents shares of common stock issuable under the 2021 Plan, including shares issuable upon exercise of outstanding stock options granted pursuant to the 2021 Plan.
(3)

Represents 3,549,362 shares of common stock reserved for future issuance under the 2023 Plan comprised of (a) 2,549,387 shares of common stock reserved for future issuance under the 2023 Plan and (b) 999,975 shares of common stock previously reserved but unissued under the 2021 Plan, that are now available for issuance under the 2023 Plan.

(4)

Pursuant to Rule 457(c) and 457(h), the maximum offering price per share and the maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based (a) with respect to the 4,340,270 shares underlying stock options previously granted under the 2021 Plan, on the weighted average per share exercise price of $1.26 and (b) with respect to the remaining shares, on a price of $7.00 per share, which is the initial public offering price per share of common stock as set forth on the cover page of the Registrant’s prospectus dated November 13, 2023 relating to its initial public offering of common stock.

(5)	The Registrant does not have any fee offsets.